EXHIBIT 1.1

August 26, 2026

STRICTLY CONFIDENTIAL

WUND Healing BioPharmaceuticals, Inc.

8683 W. Sahara Avenue, Suite 280

Las Vegas, NV 89117

Attention: John Laub

President and Chief Executive Officer

Dear Mr. Laub:

This letter (the “Agreement”) constitutes the agreement between Benjamin Securities, Inc. (“Benjamin Securities”), D. Boral Capital LLC (“D. Boral” and, together with Benjamin Securities, the “Placement Agents”) and WUND Healing BioPharmaceuticals, Inc., a Nevada corporation (“Company”), pursuant to which the Placement Agents shall serve as the [exclusive] placement agents for Company, on a “reasonable best efforts” basis, in connection with the proposed public offering (the “Placement” or the “Offering”) of shares of Company’s common stock, par value $0.001 per share (the “Securities” or the “Shares”), pursuant to Tier 2 of Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Benjamin Securities shall act as the lead placement agent for the Offering and, in such capacity, is authorized to act on behalf of the Placement Agents in connection with the Placement, including for purposes of giving and receiving notices, consents, waivers and instructions hereunder. Except where the context otherwise requires, each reference in this Agreement to the “Placement Agent” means the Placement Agents, acting through Benjamin Securities as lead placement agent. The Company is offering up to 1,000,000 Shares at a public offering price of $10.00 per Share, for maximum gross proceeds of $10,000,000, on a best-efforts basis with no minimum offering amount, as more fully described in the Offering Circular (as defined below). The terms of the Placement shall be mutually agreed upon by Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein provides that the Placement Agent would have the power or authority to bind Company or any Purchaser or an obligation for Company to issue any Securities or complete the Placement. This Agreement and the documents executed and delivered by Company in connection with the Placement shall be collectively referred to herein as the “Transaction Documents.” The date of each closing of the Placement shall be referred to herein as a “Closing Date.” Company expressly acknowledges and agrees that the obligations of the Placement Agent hereunder are on a reasonable best-efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of Company. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected dealers on its behalf in connection with the Placement (collectively, “Participating Entities”). The Securities will be offered and sold in book-entry form only, and no Purchaser will be required to execute a subscription agreement or other purchase agreement with Company. Each Purchaser will acquire Securities through its brokerage account, and each such purchase will be evidenced by the trade confirmation delivered to such Purchaser by its broker and by the book-entry position credited to such Purchaser’s account, with settlement to be effected through the facilities of The Depository Trust Company (“DTC”) against payment on the applicable Closing Date, in each case in accordance with the procedures described under the headings “Plan of Distribution” and “Procedures for Subscribing” (or similar headings) in the Offering Circular (the “Settlement Procedures”). Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Offering Circular. Prior to the acceptance of any purchase of Securities, executive officers of Company will be made available by Company upon reasonable notice and during normal business hours to answer inquiries from prospective Purchasers.

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SECTION 1

SERVICES. In connection with the Placement, the Placement Agent will, at Company’s request: (A) familiarize itself to the extent it deems appropriate with the business, operations, properties, financial condition, and prospects of Company and its industry; (B) assist Company in the preparation and implementation of a marketing plan and in the review of the offering circular describing Company and its business operations for distribution to potential participants in the Offering (the “Offering Materials”); (C) identify possible investors who may have an interest in receiving the Offering Materials and evaluating participation in the Offering (the “Potential Investors”); (D) contact one or more Potential Investors and distribute the Offering Materials to those requesting receipt of the same; (E) coordinate the marketing and roadshow process for the Offering and attend (in person or by teleconference or video conference) meetings with Company and Potential Investors; (F) assist Company in responding to due diligence requests from Potential Investors; (G) assist Company in closing on the sale of Securities to those Potential Investors accepted by Company in the Offering; and (H) perform such other services customarily provided by a placement agent in a transaction similar in nature to the Offering.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF COMPANY. Each of the representations, warranties and covenants (together with any related disclosure schedules thereto) made by Company in the Offering Circular and in any certificate delivered pursuant to this Agreement is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date thereof and as of each Closing Date, hereby made to, and in favor of, the Placement Agent. Company hereby represents and warrants that it is eligible to use Regulation A and is not disqualified from relying on the exemption from registration provided by Tier 2 of Regulation A by reason of any of the “bad actor” disqualification events described in Rule 262 of Regulation A. Company represents and warrants that the final Offering Documents (as defined below) do not contain and will not contain any untrue statement of material fact or omit to state a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. In addition to the foregoing, Company represents and warrants to the Placement Agent, as of the date hereof and as of each Closing Date, as follows:

A. Organization; Authority. Company is validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own its properties, to conduct its business as described in the Offering Circular, and to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and by general principles of equity. The execution, delivery and performance of this Agreement and the issuance and sale of the Securities do not and will not conflict with or result in a breach of Company’s articles of incorporation or bylaws, any material agreement or instrument to which Company is a party or by which it is bound, or any applicable law, order or judgment.

B. Offering Documents; Investor Communications. Other than any information provided by the Placement Agent in writing expressly for inclusion therein, Company is solely responsible for the contents of the offering statement on Form 1-A, the Offering Circular and any and all other written or oral communications provided by or on behalf of Company to any actual or prospective Purchaser, including any solicitation of interest or “test the waters” communications made pursuant to Rule 255 of Regulation A and any road show or investor presentation materials (whether presented in person or electronically). Company represents and warrants that such materials and communications do not and will not, as of the date of any offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Company will notify the Placement Agent immediately upon becoming aware of any event that would cause the foregoing to be inaccurate, and the Placement Agent may suspend solicitation of prospective Purchasers until Company has prepared and, to the extent required, filed an amendment or supplement correcting such statement or omission.

C. Information; Projections. All Information (as defined in Section 11) furnished by Company to the Placement Agent is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements are made. All financial projections and other forward-looking information furnished to the Placement Agent have been and will be prepared by Company in good faith and are based upon assumptions which, considering the circumstances under which they were made, are reasonable. Company acknowledges and agrees that the Placement Agent: (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement, without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information or such other information; (iii) will not make an appraisal of any assets of Company; and (iv) retains the right to continue to perform due diligence during the Term.

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D. Financial Statements. The financial statements of Company included in the Offering Circular present fairly, in all material respects, the financial position, results of operations and cash flows of Company as of the dates and for the periods indicated, have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved, and have been audited or reviewed to the extent required for a Tier 2 offering under Regulation A by an independent accounting firm that satisfies the independence standards applicable to such offering. The financial statements comply in all material respects with the requirements of Part F/S of Form 1-A.

E. No Finder’s Fees; No Conflicting Engagements. Company is not liable for any finder’s fees to any third party in connection with the introduction of Company to the Placement Agent. The execution and delivery of this Agreement, the performance by Company of its obligations hereunder, and any other action of Company in connection with the Offering will not violate any agreement between Company and any other placement agent, underwriter, broker-dealer or financial advisor.

F. Rights Under License Agreement. The License Agreement grants Company the exclusive right to market, sell and distribute all drugs, devices and products developed by Zhittya in the United States and Canada (the “Licensed Territory”), subject to the terms and conditions set forth therein. Company’s rights under the License Agreement are sufficient, and are the only rights necessary, to conduct Company’s business as described in the Offering Circular, subject to Zhittya’s drug candidates first being granted regulatory approval for sale by the U.S. Food and Drug Administration (“FDA”) or Health Canada. Company has not granted, assigned, pledged or otherwise transferred any of its rights under the License Agreement to any third party. The License Agreement is not assignable by Company without Zhittya’s prior written consent.

G. License Agreement. Company has entered into a Restated and Amended Product License and Commercialization Agreement with Zhittya Genesis Medicine, Inc. (“Zhittya”), dated December 21, 2022, as amended by that certain Letter Agreement dated October 13, 2025, and Letter Agreement dated January 19, 2026 (as so amended, the “License Agreement”). The License Agreement is in full force and effect, has not been amended, supplemented, restated or otherwise modified except as disclosed in the Offering Circular, and has not been terminated or rescinded in whole or in part. Company is not in default or breach under any provision of the License Agreement, and no event has occurred that, with or without the giving of notice, the lapse of time, or both, would constitute a default or breach by Company under the License Agreement. To Company’s knowledge, Zhittya is not in default or breach under any provision of the License Agreement, and no event has occurred that, with or without the giving of notice, the lapse of time, or both, would constitute a default or breach by Zhittya under the License Agreement.

H. Intellectual Property. As disclosed in the Offering Circular, Company does not own any registered intellectual property rights. Company’s ability to market and sell licensed products depends entirely on Zhittya’s intellectual property and decisions regarding patent filings and prosecution. To Company’s knowledge based on information provided by Zhittya: (i) Zhittya filed five provisional patent applications with the U.S. Patent and Trademark Office in 2025 relating to the use of FGF-1 to treat various diseases, and subsequently filed corresponding non-provisional patent applications based on those provisional filings; and (ii) Zhittya does not currently have any patents, trademarks, or other registered intellectual property with any governmental authority. Except as disclosed in the Offering Circular, there is no pending or, to Company’s knowledge, threatened claim, action, suit, proceeding or investigation against Company or, to Company’s knowledge, against Zhittya, challenging Company’s right to use or Zhittya’s right to license or develop the intellectual property underlying Zhittya’s drug candidates.

I. Sufficiency of Licensed Rights. The intellectual property rights and licenses granted to Company under the License Agreement, together with all other intellectual property rights and licenses held by Company, are adequate and sufficient for Company to conduct its business as currently conducted and as proposed to be conducted as described in the Offering Circular, subject in each case to Zhittya’s drug candidates first being granted the requisite regulatory approvals. To Company’s knowledge, no third party has any rights, licenses or interests in or to any intellectual property owned or licensed by Zhittya that would materially conflict with Company’s rights under the License Agreement.

J. Regulatory Matters. As disclosed in the Offering Circular, none of Zhittya’s drug candidates have been approved by the FDA, Health Canada or any other regulatory authority for commercial sale in the Licensed Territory. Company’s ability to market and sell Zhittya’s drugs is subject to Zhittya’s drug candidates first being granted regulatory approval for sale by the FDA or Health Canada. The earliest possible timeframe in which FDA approval could be obtained, if at all, is approximately three to seven years, and such estimate is subject to substantial uncertainty. Company is not currently required to hold any FDA or other regulatory licenses, permits or approvals to conduct its business as currently conducted, other than as may be required in connection with the future marketing and sale of Zhittya’s products following regulatory approval thereof. Except as disclosed in the Offering Circular, Company is not aware of any facts or circumstances that would reasonably be expected to prevent Zhittya from obtaining any regulatory approvals necessary to market and sell Zhittya’s drug candidates in the Licensed Territory.

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K. Healthcare Compliance. Company has conducted, and is conducting, its business in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations relating to its business, including, to the extent applicable, the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder, and applicable state and foreign counterparts thereof, laws prohibiting illegal kickbacks and false claims, and any other applicable healthcare-related laws and regulations. Company has not received any written notice from any governmental authority alleging any material non-compliance with any such laws or regulations. No officer, director or, to Company’s knowledge, employee of Company has been excluded, suspended or debarred from participation in any federal or state healthcare program or is otherwise subject to any disqualification under any federal, state or local healthcare law or regulation.

L. Clinical and Pre-Clinical Data. To Company’s knowledge, based on information provided by Zhittya, the descriptions in the Offering Circular of the pre-clinical data and clinical study results relating to Zhittya’s drug candidates are accurate in all material respects. Company acknowledges and has disclosed in the Offering Circular that such pre-clinical and clinical studies are inherently preliminary, are not subject to the same controls and statistical rigor as well-designed randomized clinical trials, and may not be predictive of future clinical outcomes in humans. Company has not knowingly misrepresented, and has no reason to believe that Zhittya has knowingly misrepresented, any material aspect of the safety or efficacy data relating to Zhittya’s drug candidates. [Note: Company should confirm Zhittya has provided all material pre-clinical and clinical data and that such data has been accurately summarized in the Offering Circular.]

M. No Integration. Neither Company nor any of its affiliates has, prior to the initial filing or the qualification of the offering statement on Form 1-A, made any offer or sale of any securities which are required to be integrated pursuant to the Securities Act or the rules and regulations thereunder with the offer and sale of the Securities pursuant to the Offering Circular, and Company will not take any action that would cause such integration.

N. No Manipulation. Neither Company nor any of its affiliates has taken, and Company will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in the stabilization or manipulation of the price of the Securities or any other security of Company.

SECTION 3

REPRESENTATIONS OF PLACEMENT AGENTS. Each Placement Agent represents and warrants, severally and not jointly, that it: (A) is a member in good standing of FINRA, (B) is registered as a broker/dealer under the Securities Exchange Act of 1934, (C) is licensed as a broker/dealer under the laws of the States applicable to the offers and sales of the Securities by such Placement Agent, (D) is and will be a corporation or limited liability company validly existing under the laws of its place of formation, and (E) has full power and authority to enter into and perform its obligations under this Agreement. Each Placement Agent will promptly notify Company in writing of any change in its status as such. Each Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 4

NO ESCROW. Because the Offering is being conducted on a best-efforts basis with no minimum offering amount, no funds will be placed in escrow or in a trust account in connection with the Placement. All proceeds from the Offering will become available to Company upon settlement of accepted purchases of Securities and may be used as they are received, subject to payment of the compensation and expenses payable to the Placement Agent under this Agreement. Purchasers will not be entitled to a refund of amounts paid for Securities once such purchases have been accepted by Company and settled.

SECTION 5	COMPENSATION. In consideration of the services to be provided for hereunder, Company shall pay to the Placement Agents the following compensation with respect to the Securities which they are placing:

A.

A cash fee (the “Cash Fee”) equal to six percent (6.0%) of the aggregate gross proceeds raised in the Placement, whether the sale was directly the result of the Placement Agent’s efforts or any other party legally permitted to effect the sale (including, but not limited to: (i) FINRA members, as selling agents, which the Placement Agent may permit to participate in the Offering; or (ii) direct by Company). The Cash Fee shall be paid to the Placement Agent concurrently with each Closing of the Placement, directly by Company from the proceeds of such Closing.

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B.

As additional compensation, Company shall issue to the Placement Agents (and/or their respective designees or affiliates) warrants (the “Placement Agent Warrants”) to purchase a number of shares of common stock equal to seven percent (7.0%) of the Shares sold in the Placement (up to a maximum of 70,000 shares), issuable following each Closing. The Placement Agent Warrants shall be exercisable, in whole or in part, at any time and from time to time commencing six (6) months from the grant date and shall expire five (5) years from the grant date, shall have an exercise price equal to $12.50 per share (125% of the public offering price per Share), shall include a cashless exercise provision, and shall provide for customary anti-dilution provisions and registration rights (including a one-time demand registration right and unlimited “piggyback” registration rights) with respect to the shares of common stock underlying the Placement Agent Warrants, which registration rights shall terminate on the fifth anniversary of the commencement of sales in the Offering. The Placement Agent Warrants and the underlying shares of common stock shall be subject to the lock-up requirements of FINRA Rule 5110(e)(1).

C.

Tail Financing. The Placement Agent shall be entitled to a cash fee equal to six percent (6.0%) of the gross proceeds received by Company from the sale of any equity, debt and/or equity derivative instruments to any Placement Agent Introduced Investor in connection with any public or private financing or capital raise (each, a “Tail Financing”), if such Tail Financing is consummated at any time during the Term or within the eighteen (18) month period following the expiration or termination of this Agreement (the “Tail Period”). A “Placement Agent Introduced Investor” means any investor actually introduced to Company by the Placement Agent during the Term. “Actually introduced” means that the Placement Agent facilitated a formal introduction between the investor and Company, where Company had a direct and confirmed interaction with the investor as a result of the Placement Agent’s efforts, including, but not limited to, arranging meetings, calls or presentations where Company acknowledges the introduction by the Placement Agent and either party records such introduction; Company must have clear and documented evidence of the Placement Agent’s role in making the introduction for it to be considered valid under this Agreement. Within ten (10) business days following the expiration or termination of this Agreement, the Placement Agent shall provide Company with a written list of the Placement Agent Introduced Investors (the “Tail List”), and no fee shall be payable under this Section with respect to any investor not identified on the Tail List. A Tail Financing shall be deemed consummated during the Tail Period if a definitive agreement, or an agreement in principle that includes the material terms of such Tail Financing, is entered into or reached prior to the expiration of the Tail Period, even if the closing occurs thereafter. Such fee shall be payable in cash at the closing or closings of the Tail Financing to which it relates. Notwithstanding the foregoing, no fee shall be payable pursuant to this Section, and Company shall have the right to terminate the Placement Agent’s rights under this Section, if Company terminates this Agreement for Cause (as defined in Section 7), including the Placement Agent’s material failure to provide the services contemplated in this Agreement.

D.

Subject to compliance with FINRA Rule 5110, Company will be responsible for and will pay all expenses relating to the Placement, including, without limitation: (i) all fees, expenses and disbursements relating to the qualification or exemption of the Securities under applicable state “blue sky” securities laws (to the extent not preempted for a Tier 2 offering under Regulation A) and any related filing and registration fees; (ii) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Securities under the securities laws of such foreign jurisdictions as the Placement Agent may reasonably designate; (iii) the costs of all mailing and printing of the Offering Documents (as defined below); (iv) transfer and/or stamp taxes, if any, payable upon the transfer of securities by Company; (v) the fees and expenses of Company’s accountants; and (vi) fees and expenses including “road show” and diligence fees. Company will reimburse the Placement Agent for its reasonable out-of-pocket accountable expenses actually incurred in connection with the Offering (including, without limitation, “road show,” due diligence and reasonable legal fees of the Placement Agent’s counsel), up to a maximum of $160,000. Company has paid the Placement Agent an advance of $50,000 to be applied toward the Placement Agent’s accountable expenses, which advance shall be returned to Company to the extent the Placement Agent’s accountable expenses are not actually incurred or are less than the advance, in accordance with FINRA Rule 5110(g)(4). In addition, Company shall pay the Placement Agent a non-accountable expense allowance equal to one and three-quarters percent (1.75%) of the aggregate gross proceeds raised in the Placement, payable at each Closing. The Placement Agent may deduct from the net proceeds of the Placement payable to Company on a Closing Date the fees and expenses set forth herein to be paid by Company to the Placement Agent.

E.

The Placement Agent reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

F.

Allocation Among Placement Agents. The allocation among the Placement Agents of the Cash Fee, the Placement Agent Warrants, the non-accountable expense allowance, expense reimbursement and any other compensation payable under this Agreement shall be determined solely by agreement between the Placement Agents, and Company shall have no responsibility or liability with respect to any such allocation or any dispute relating thereto. Company may satisfy its payment and issuance obligations under this Section 5 by paying or issuing, as applicable, to Benjamin Securities as lead placement agent, or as Benjamin Securities otherwise directs in writing, and any such payment or issuance shall discharge Company’s obligations hereunder with respect to the amounts so paid or securities so issued.

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SECTION 6

INDEMNIFICATION. Company agrees to the indemnification and other agreements set forth in the Indemnification Provisions (the “Indemnification”) attached hereto as Addendum A, the provisions of which are incorporated herein by reference and made a part hereof, and shall survive the termination or expiration of this Agreement.

SECTION 7

ENGAGEMENT TERM. The Placement Agent’s engagement hereunder shall be until the earlier of (A) twelve (12) months (the “Initial Term”) and (B) the final Closing Date of the Placement (such date, the “Termination Date” and the period of time during which this Agreement remains in effect is referred to herein as the “Term”); provided, however, that any party may terminate this Agreement on or after the one-hundred eightieth (180th) day following the date hereof upon thirty (30) days prior written notice to the other party. In addition, Company may terminate this Agreement upon thirty (30) days prior written notice to the Placement Agent in the event of (i) a change in the individual or firm serving as lead placement agent for the Offering; (ii) the Placement Agent’s failure to secure investors, broker-dealers and/or funds as agreed; (iii) significant changes in the Placement Agent’s team assigned to the Offering; or (iv) any material breach of the terms of this Agreement by the Placement Agent. Company may also terminate this Agreement at any time for Cause. For purposes of this Agreement, “Cause” means, as reasonably determined by Company, (i) the Placement Agent’s general incompetence or non-performance, (ii) the Placement Agent’s failure to fulfill its obligations under this Agreement, including the material failure to perform the services contemplated hereby in a manner reasonably acceptable to Company, (iii) the Placement Agent’s gross negligence, fraud or willful misconduct, or (iv) the Placement Agent being legally unable to perform its obligations under this Agreement, in each case as contemplated by FINRA Rule 5110(g)(5)(B). Notwithstanding anything to the contrary contained herein, the provisions concerning Company’s obligation to pay any fees actually earned pursuant to Section 5 hereof, expense reimbursement pursuant to Section 5 hereof, and the provisions concerning Tail Financings, the Right of First Refusal, confidentiality, limitation of liability, indemnification and contribution contained herein and Company’s obligations contained in the Indemnification Provisions will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees and expense reimbursement due to the Placement Agent shall be paid by Company to the Placement Agent on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date).

SECTION 8

PLACEMENT AGENT’S INFORMATION. Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of Company only in its evaluation of the Placement and, except as otherwise required by law, Company will not use, disclose or otherwise refer to the advice or information in any manner without the Placement Agent’s prior written consent.

SECTION 9

NO FIDUCIARY RELATIONSHIP. This Agreement does not create and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the Indemnification Provisions hereof. Company acknowledges and agrees that the Placement Agent is not, nor shall the Placement Agent be construed as, a fiduciary of Company. The Placement Agent shall have no duties or liabilities to the equity holders or the creditors of Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

SECTION 10

OFFERING DOCUMENTS. The Offering shall conform in all material respects to the offering circular that forms part of the offering statement on Form 1-A filed by Company with the SEC under Regulation A (as qualified, amended or supplemented, the “Offering Circular”), which among other things, shall provide:

A.	a description of Company and its business, assets, prospects and management

B.	the terms and conditions of the Offering;

C.	a description of the securities being offered; and

D.	certain financial information.

Company will deliver to the Placement Agent, without charge, as many copies as the Placement Agent reasonably requests of the Offering Circular, including any exhibits attached thereto (the “Offering Documents”).

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If during the offering period of an Offering Company becomes aware of any event, as a result of which the Offering Circular, as then amended or supplemented, would include an untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made in light of the circumstances in which they were made not misleading, or if it shall be necessary to amend or supplement the Offering Circular to comply with applicable law, Company shall forthwith notify the Placement Agent thereof, and furnish to the Placement Agent in such quantities as may be reasonably requested, an amendment or amended and supplemented Offering Circular which corrects such statements or omissions or causes the Offering Circular to comply with applicable law. Prior to the final Closing or earlier termination of the Offering, no copies of the Offering Circular or any exhibit thereto, or any material prepared by Company in connection with the Offering will be given without the prior written permission of the Placement Agent which permission will not be unreasonably withheld, conditioned or delayed, by Company or its counsel or by any principal or agent of Company to any person not a party to this Agreement, unless: (X) such person is a director or principal shareholder of, counsel to, accountant for, or directly employed by, Company, or is named in the Offering Circular, (Y) such delivery is made to a state or federal regulatory agency in connection with a specific legal requirement of the Offering, or (Z) such delivery is required pursuant to the order of a court, a state or federal regulatory agency or applicable law.

SECTION 11	COVENANTS. Company covenants and agrees with the Placement Agent as follows:

A.	Company shall apply the net proceeds from the Offering in the manner set forth under the heading “USE OF PROCEEDS” or other similar heading in the Offering Circular.

B.

Company shall make all filings required in connection with the Offering, including all filings with the SEC required under Regulation A and all state “blue sky” or other filings required in connection with a Tier 2 offering under Regulation A, in order to comply with applicable law.

C.

Lock-Up Agreements. Company agrees that, without the prior written consent of the Placement Agent, it will not, during the Term and for a period of one hundred eighty (180) days after the final Closing (the “Lock-Up Period”): (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of Company; (ii) file or cause to be filed any registration statement or offering statement with the SEC relating to the offering of any shares of capital stock of Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of Company; (iii) complete any offering of debt securities of Company, other than entering into a line of credit or similar facility with a commercial bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of Company. The foregoing shall not apply to (w) the issuance and sale of the Shares in the Offering, (x) the issuance of the Placement Agent Warrants and the shares issuable upon exercise thereof, (y) the issuance of securities upon the exercise, conversion or exchange of securities outstanding as of the date hereof, or (z) the grant or exercise of equity awards under equity incentive plans in effect as of the date hereof and the filing of any registration statement on Form S-8 relating thereto. In addition, Company shall use its reasonable best efforts to cause its directors, officers, and 5% holders to enter into customary lock-up agreements in favor of the Placement Agent for a period of one hundred eighty (180) days after the final Closing, subject to customary exceptions.

D.

Information and Due Diligence. Company will cooperate with the Placement Agent’s due diligence review and will furnish or cause to be furnished to the Placement Agent, upon its reasonable request, all information and data concerning Company, its subsidiaries, businesses, operations, properties, financial condition, management and prospects which the Placement Agent reasonably deems appropriate (all such information so furnished, the “Information”). Company will provide the Placement Agent with reasonable access, during normal business hours throughout the Term, to Company’s and its subsidiaries’ assets, properties, books, contracts, commitments and records and to Company’s and its subsidiaries’ officers, directors, employees, independent accountants, legal counsel and other consultants and advisors.

E.

Retention of Service Providers. Company will retain an independent accounting firm and a transfer agent for the Securities, in each case reasonably acceptable to the Placement Agent, and will continue to retain such transfer agent, and an independent accounting firm of comparable quality, for a period of not less than three (3) years following the final Closing. Company will also retain a financial printer and, if requested by the Placement Agent, an investor relations firm, in each case reasonably acceptable to the Placement Agent.

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F.

Offering Communications. Company will conduct the Offering in compliance with Regulation A, including Rules 251(d) and 255 thereunder, and will not, and will cause its officers, directors, employees and affiliates not to, make, use, authorize or distribute any written or oral offering communication or solicitation of interest materials with respect to the Offering other than the Offering Circular and materials approved in advance by the Placement Agent and, to the extent required, filed with the SEC. During the period beginning forty-five (45) days prior to the initial filing of the offering statement on Form 1-A and continuing through the final Closing, Company and its officers, directors and related parties will comply with all applicable rules and regulations of the SEC relating to public offerings, including those relating to premature publicity and the disclosure of material non-public information.

G.

FINRA Matters. Company will cooperate with the Placement Agent in making, and will provide all information reasonably required in connection with, any filing with FINRA required under FINRA Rule 5110 with respect to the Offering, and will pay all filing fees and communication expenses associated with FINRA’s review of the Offering.

SECTION12

CLOSING. The obligations of the Placement Agent, and the closing of the sale of the Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of Company contained herein, to the accuracy of the statements of Company made in any certificates pursuant to the provisions hereof, to the performance by Company of its obligations hereunder, and to each of the following additional terms and conditions applicable to Company, except as otherwise disclosed to and acknowledged and waived by the Placement Agent:

A.

The offering statement on Form 1-A of which the Offering Circular forms a part shall have been qualified by the SEC, and no stop order suspending the qualification of the offering statement shall have been issued and no proceedings for that purpose shall have been initiated or, to Company’s knowledge, threatened by the SEC.

B.

No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Securities or materially and adversely affect or potentially and adversely affect the business or operations of Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities or materially and adversely affect or potentially and adversely affect the business or operations of Company.

C.

Company shall have accepted the purchases of Securities to be settled at such Closing in accordance with the Settlement Procedures, and Company, its transfer agent and DTC shall be prepared to effect delivery of such Securities in book-entry form through the facilities of DTC against payment therefor on the Closing Date.

D.	Prior to the Closing Date, Company shall have furnished to the Placement Agent such further information, certificates and documents as the Placement Agent may reasonably request.

E.	There shall not have been any change in the capital stock of Company or any material change in the indebtedness of Company, except as set forth in or contemplated by the Offering Circular.

F.

There shall not have been any material adverse change in the general affairs, management, financial position, result of operations or prospects of Company, other than as set forth in or contemplated by the Offering Circular or this Agreement.

G.

Company shall not have sustained any material interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree, if in the judgment of the Placement Agent any such development referred to in clauses (E), (F) or (G) makes it impracticable or inadvisable to consummate the sale and delivery of the Securities.

H.

Since the respective dates as of which information is given herein, there shall have been no litigation instituted against Company and since such dates there shall be no proceeding instituted or threatened against Company or any of its officers or directors, before or by any federal, state or county court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, in which litigation or proceeding an unfavorable ruling, decision or finding would materially and adversely affect the business, properties, financial condition, results of operations or prospects of Company.

I.

Each of the representations and warranties of Company contained herein shall be true and correct at the signing of this Agreement and at each Closing as if made at such Closing, and all covenants and agreements herein contained to be performed on the part of Company and all conditions herein contained to be fulfilled or complied with by Company at or prior to each Closing shall have been duly performed, fulfilled or complied with.

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J.

If requested, the Placement Agent shall have received a legal opinion from Company’s counsel in form and substance reasonably satisfactory to the Placement Agent; provided that such opinion shall not include a negative assurance paragraph or separate negative assurance letter.

K.	Company shall have furnished to the Placement Agent a certificate of the Chief Executive Officer or Chief Financial Officer of Company, dated as of each Closing Date, to the effect that:

(i)

The representations and warranties of Company in this Agreement are true and correct in all material respects at and as of such Closing Date, and Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(ii)

Such officer has carefully examined the Offering Circular and any amendments and supplements thereto, and to the best of his or her knowledge, the Offering Circular and any amendments and supplements thereto and all statements contained therein are true and correct in all material respects, and neither the Offering Circular nor any amendment or supplement thereto includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and, since the qualification date of the Offering Circular, there has occurred no event required to be set forth in an amended or supplemented Offering Circular which has not been so set forth.

(iii)

Except as set forth in or contemplated by the Offering Circular since the respective dates as of which or periods for which information is given in the Offering Circular and prior to the date of such certificate: (a) there has not been any materially adverse change, financial or otherwise, in the affairs or condition of Company; and (b) Company has not incurred any material liabilities, direct or contingent, or entered into any material transactions, otherwise than in the ordinary course of business.

L.

Company shall have furnished to the Placement Agent at each Closing Date, such other certificates, additional to those specifically mentioned herein, as the Placement Agent may have reasonably requested as to: (i) the accuracy and completeness, in all material respects, of (a) any statement in the Offering Circular, or in any amendment or supplement thereto; or (b) the representations and warranties of Company herein; (ii) the performance by Company in all material respects of its obligations hereunder, or (iii) the fulfillment of the conditions concurrent and precedent to its obligations hereunder, which are required to be performed or fulfilled on or prior to each Closing Date.

All the opinions, letters, certificates, and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance satisfactory to counsel to the Placement Agent, whose approval shall not be unreasonably withheld. The Placement Agent reserves the right to waive any of the conditions herein set forth. If a condition specified in this Section shall not have been fulfilled in any material respect when and as required to be fulfilled, this Agreement may be terminated by the Placement Agent by written notice to Company at any time at or prior to the Closing, and such termination shall be without liability of any party to any other party except as provided in Section 7.

If any of the conditions specified in this Section 12 shall not have been fulfilled when and as required by this Agreement, or if any of the certificates, written statements or letters furnished to the Placement Agent or to the Placement Agent’s counsel pursuant to this Section 12 shall not be reasonably satisfactory in form and substance to the Placement Agent and to the Placement Agent’s counsel, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the consummation of the Closing. Notice of such cancellation shall be given to Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

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SECTION 13

RIGHT OF FIRST REFUSAL. Following the final Closing of the Offering, the Placement Agent shall have an irrevocable right of first refusal (the “Right of First Refusal”), for a period of six (6) months after the date the Offering is completed (the “RoFR Period”), to act as sole investment banker, sole book-runner and/or sole placement agent, at the Placement Agent’s sole discretion, for each and every future public and private equity and debt offering, including all equity-linked financings (each, a “Subject Transaction”), during such six (6) month period, of Company or any successor to or any current or future subsidiary of Company, on terms and conditions, including compensation, to be agreed upon by Company and the Placement Agent for such Subject Transaction; provided, however, that if a Subject Transaction occurs after the expiration of the RoFR Period but during the twenty-four (24) month period after the date the Offering is completed, the Placement Agent shall nevertheless receive a commission equal to twenty percent (20%) of the total commissions paid to all broker-dealers or other intermediaries in connection with such Subject Transaction. The Placement Agent shall have the sole right to determine whether any other broker-dealer shall have the right to participate in a Subject Transaction and the economic terms of such participation, and Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of the Placement Agent. Notwithstanding the foregoing, the Placement Agent shall not be entitled to the Right of First Refusal if Company terminates this Agreement for Cause (as defined in Section 7), and the Right of First Refusal shall not apply to any merger, acquisition or sale of stock or assets (in which Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction. The Right of First Refusal, and any commission payable in lieu thereof, shall in all events be subject to and comply with FINRA Rule 5110(g)(6), including the requirement that the Right of First Refusal have a duration of not more than three years from the commencement of sales in the Offering and that it may not be transferred except as permitted thereby.

SECTION 14

EXCLUSIVITY. Company agrees that the Placement Agent shall be the only party engaged by Company or any of its affiliates to perform any of the services set forth herein with respect to a potential or actual transaction or any proposal similar to the Offering, and Company shall not retain or engage any party other than the Placement Agent or otherwise grant a mandate for the purpose of performing the services or effecting the potential or actual Offering or any proposal similar to the Offering until the earlier of the termination of this Agreement or 180 days after the Offering (that includes the Placement Agent acting as placement agent) has closed.

SECTION 15

GOVERNING LAW; JURISDICTION AND VENUE ARBITRATION. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration in New York, New York before the American Arbitration Association (“AAA”) by an arbitrator selected in accordance with the rules of the AAA, provided however if the subject matter of the dispute is to be covered by FINRA arbitration with respect to Benjamin Securities, then in that instance the arbitration shall be by FINRA arbitration in accordance with FINRA rules. The following arbitration agreement should be read in conjunction with these disclosures and is agreed to by the parties:

A.	ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

B.	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL.

C.	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING.

D.	THE ARBITRATOR’S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATOR IS STRICTLY LIMITED.

ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN BENJAMIN SECURITIES AND COMPANY OR COMPANY’S AGENTS, REPRESENTATIVES, EMPLOYEES, DIRECTORS, OFFICERS, AFFILIATES OR CONTROL PERSONS, ARISING OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO: (i) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (ii) THE RELATIONSHIP OF THE PARTIES HERETO, OR (iii) ANY CONTROVERSY ARISING OUT OF COMPANY’S BUSINESS SHALL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES (UNLESS THE ARBITRATION IS BY FINRA ARBITRATION IN WHICH CASE THE ARBITRATION SHALL BE CONDUCTED BY THE FINRA ARBITRATION RULES IF APPLICABLE). ARBITRATION MUST BE COMMENCED BY SERVICE OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE. IF COMPANY IS A PARTY TO SUCH ARBITRATION, TO THE EXTENT PERMITTED BY THE RULES OF THE APPLICABLE ARBITRATION TRIBUNAL, THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATOR SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, OR ANY OTHER COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

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SECTION 16

ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement (including the attached Indemnification Provisions) embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof; provided, however, that the Engagement Letter shall not be superseded by this Agreement except with respect to any offering of securities similar to the Offering. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Placement Agent and Company. The representations, warranties, agreements, and covenants contained herein shall survive the closing of the Placement and delivery of the Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by photocopy, facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof. Should Company default in any of its obligations hereunder, the Placement Agent shall be entitled to reimbursement from Company for all legal fees, costs and expenses incurred by it in seeking to enforce any of its rights hereunder. Any amount owing from Company or any of its affiliates that is not paid when due shall bear interest at the lesser of 12% per annum or the maximum legally permitted rate. No inference in favor or against either party shall be drawn based upon who served as the principal draftsperson of this Agreement. The term “affiliate” shall have the same meaning as construed in the definition of “affiliate” in Rule 405 promulgated under the Securities Act of 1933.

SECTION 17

CONFIDENTIALITY. The Placement Agent: (A) will keep the Confidential Information (as such term is defined below) confidential and will not (except as required by applicable law or stock exchange requirement, regulation, or by other legal process) (“Legal Requirement”), without Company’s prior written consent, not to be unreasonably withheld, disclose to any person any Confidential Information, and (B) will not use any Confidential Information other than in connection with the Placement or any follow on placement pursuant to exercise of the Right of First Refusal. The Placement Agent further agrees to disclose the Confidential Information only to its Representatives (as such term is defined below) who need to know the Confidential Information for the purpose of the Placement, and who are informed by the Placement Agent of the confidential nature of the Confidential Information. The term “Confidential Information” shall mean, all confidential, proprietary, and non-public information (whether written, oral or electronic communications) furnished by Company to the Placement Agent or its Representatives in connection with the Placement Agent’s evaluation of the Placement. The term “Confidential Information” will not, however, include information which: (V) is or becomes publicly available other than as a result of a disclosure by the Placement Agent or its Representatives in violation of this Agreement, (W) is or becomes available to the Placement Agent or any of its Representatives on a non-confidential basis from a third-party, (X) is known to the Placement Agent or any of its Representatives prior to disclosure by Company or any of its Representatives, or is or has been independently developed by the Placement Agent and/or its Representatives without use of any Confidential Information furnished to it by Company. The term “Representatives” shall mean with respect to the Placement Agent, the Placement Agent’s directors, board committees, officers, employees, financial advisors, attorneys, accountants and Participating Entities. The obligations under this provision shall be in full force until the earlier of: (Y) the date that the Confidential Information ceases to be confidential and (Z) two years from the date hereof; provided, however, that with respect to any Confidential Information that constitutes a trade secret under applicable law, such obligations will continue indefinitely. Notwithstanding any of the foregoing, in the event that the Placement Agent or any of its Representatives are required by Legal Requirement to disclose any of the Confidential Information, the Placement Agent and its Representatives will furnish only that portion of the Confidential Information which the Placement Agent or its Representative, as applicable, is required to disclose by Legal Requirement as advised by counsel, and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

SECTION 18

NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (A) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (B) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (C) the third business day following the date of mailing, if sent by U.S. mail, postage prepaid via certified or registered mail addressed to the party entitled to notice; or (D) the next business day following deposit with a bonded courier service and sent via same day or next business day courier and addressed to the party entitled to notice, or (E) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto- or such other address (or email address as applicable) as a party subsequently provides by notice to the other party.

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SECTION 19

PRESS ANNOUNCEMENTS. Company agrees that the Placement Agent shall, from and after any Closing, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’s marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

SECTION 20

CONFLICTS. Company acknowledges that the Placement Agent and its affiliates may have and may continue to have investment banking and other relationships with parties other than Company pursuant to which the Placement Agent may acquire information of interest to Company. The Placement Agent shall have no obligation to disclose such information to Company or to use such information in connection with any contemplated transaction and nothing contained herein shall preclude the Placement Agent from providing services to such other party.

SECTION 21

ANTI MONEY-LAUNDERING. To help the United States Government fight the funding of terrorism and money laundering, the federal laws of the United States require all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means that the Placement Agent must ask Company for certain identifying information including a government issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that the Placement Agent considers appropriate to verify Company’s identity, such as certified articles of incorporation, a government issued license, a partnership agreement, an operating agreement or a trust instrument.

SECTION 22

SPECIFIC PERFORMANCE. Each party acknowledges that, in the event of a breach of this Agreement by the other party, money damages may be inadequate and the non-breaching party may not have an adequate remedy at law. Accordingly, each party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

SECTION 23

LIMITATION OF LIABILITY. In no event shall the Placement Agent or any of its affiliates, directors, officers, employees or controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934) be liable to Company for any incidental, indirect, special or consequential damages (including lost profits) arising out of or in connection with this Agreement, whether or not such party was advised of the possibility of such damages. Company further agrees that, except with respect to fraud, gross negligence or willful misconduct, the aggregate liability of the Placement Agent and such other persons shall in no event exceed the aggregate dollar amount actually paid by Company to the Placement Agent under this Agreement.

SECTION 24

INDEPENDENT CONTRACTOR. The Placement Agent will act under this Agreement as an independent contractor, and nothing in this Agreement or in the nature of the Placement Agent’s services shall be deemed to create a partnership, joint venture, fiduciary or agency relationship between Company and the Placement Agent. Neither party shall have authority to bind the other except as expressly provided herein. The advice, written or oral, rendered by the Placement Agent pursuant to this Agreement is intended solely for the benefit and use of Company in considering the matters to which this Agreement relates, and Company agrees that such advice may not be relied upon by any other person or used for any other purpose.

SECTION 25

SUCCESSORS AND ASSIGNS; NO ASSIGNMENT. The benefits of this Agreement shall inure to the parties hereto and their respective successors and permitted assigns and to the Indemnified Persons and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Placement Agent may assign the Placement Agent Warrants to the extent permitted by FINRA Rule 5110(e).

SECTION 26

NO WAIVER. The failure of either party to enforce, at any time, any provision of this Agreement shall not constitute a waiver of such provision in any way or of the right of such party at any time to avail itself of such remedies as it may have for any breach or breaches of such provision. No waiver of any provision of this Agreement shall be effective unless set forth in a writing signed by the party granting such waiver.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Very truly yours,

BENJAMIN SECURITIES, INC.

By:	/s/ William T. Baker
Name:	William T. Baker
Title:	President

D. BORAL CAPITAL LLC

By:	/s/ Philip Wiederlight
Name:	Philip Wiederlight
Title:	Chief Operating Officer

ACCEPTED AND AGREED TO as of the date first written above:

WUND HEALING BIOPHARMACEUTICALS, INC.

By:	/s/ John Laub
Name:	John Laub
Title:	President and Chief Executive Officer
E-Mail:	XXXXXXXXXXXXX

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ADDENDUM A

INDEMNIFICATION PROVISIONS

In connection with the engagement of Benjamin Securities, Inc. (“Benjamin Securities”) and D. Boral Capital LLC (“D. Boral” and, together with Benjamin Securities, the “Placement Agent”) by WUND Healing BioPharmaceuticals, Inc. (“Company”) pursuant to a placement agency agreement dated as of the date hereof, by and between Company and the Placement Agent, as it may be amended from time to time in writing (the “Agreement”), Company hereby agrees as follows:

1.

To the extent permitted by law, Company will indemnify the Placement Agent and its affiliates, directors, officers, employees and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934 (the Placement Agent and all of the foregoing persons and entities are collectively referred to as the “Indemnified Persons”) to the fullest extent permitted by law against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel and all reasonable fees and disbursements and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which the Placement Agent or any other Indemnified Person are parties), relating to or arising out of its activities hereunder or pursuant to the Agreement, except, with regard to the Placement Agent, to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final, irrevocable, non-appealable judgment by a court of law to have resulted primarily and directly from the Placement Agent’s willful misconduct or gross negligence in performing the services described in the Agreement.

2.

Promptly after receipt by the Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which the Placement Agent or any other Indemnified Person is entitled to indemnity hereunder, the Placement Agent will notify Company in writing of such claim or of the commencement of such action or proceeding, and Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Placement Agent and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agent or at its direction one or more of the Indemnified Persons will be entitled to employ counsel separate from counsel for Company and from any other party in such action if counsel for the Placement Agent reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both Company and the Placement Agent or the other Indemnified Party designated by the Placement Agent. In such event, the reasonable fees, and disbursements of no more than one such separate counsel will be paid by Company. Company will have the exclusive right to settle the claim or proceeding provided that Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agent, unless such settlement contains an unconditional release of the Placement Agent and all other Indemnified Persons and the parties to the settlement agree to maintain the confidentiality of the settlement, subject to customary exclusions.

3.

Company agrees to notify the Placement Agent promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by the Agreement.

4.

If for any reason the foregoing indemnity is unavailable to the Placement Agent or any of the other Indemnified Persons or insufficient to hold the Placement Agent and the other Indemnified Persons harmless, then Company shall contribute to the amount paid or payable by the Placement Agent (and at its direction the other Indemnified Persons) as the case may be, as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by Company on the one hand, and the Placement Agent on the other, but also the relative fault of Company on the one hand and the Placement Agent on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages, and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. For purposes hereof, relative benefits to Company and the Placement Agent shall be deemed to be in the same proportion that the total value received or contemplated to be received by Company and/or its security holders in connection with the applicable transaction bears to the fees paid to the Placement Agent pursuant to the Agreement. Notwithstanding the provisions hereof, the Placement Agent’s (and all other Indemnified Persons’) share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by the Placement Agent under the Agreement (excluding any amounts received as reimbursement of expenses incurred by the Placement Agent).

5.

These Indemnification Provisions shall remain in full force and effect whether or not the transaction contemplated by the Agreement is completed and shall survive the termination of the Agreement and shall be in addition to any liability that Company might otherwise have to any indemnified party under the Agreement or otherwise.

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